# SEC Schedule 13G/A (Amendment No. 1) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Erasca, Inc., CIK 0001761918
CUSIP: 29479A108
Title of class of securities: Common Stock, $0.0001 par value per share
Address of issuer's principal executive offices: 3115 Merryfield Row, Suite 300, San Diego, California (CA), 92121
Date of event which requires filing of this statement: 03/31/2025
Filed pursuant to Rule 13d-1(c)
Amends the filing with accession number 0001193125-24-148846
Filed by CIK 0001863769

## Reporting persons
- Frazier Life Sciences Public Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 14,929,001; sole dispositive power 0; shared dispositive power 14,929,001; aggregate amount beneficially owned 14,929,001 (5.3% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 14,929,001 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- FHMLSP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 14,929,001; sole dispositive power 0; shared dispositive power 14,929,001; aggregate amount beneficially owned 14,929,001 (5.3% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 14,929,001 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- FHMLSP, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 14,929,001; sole dispositive power 0; shared dispositive power 14,929,001; aggregate amount beneficially owned 14,929,001 (5.3% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 14,929,001 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- Frazier Life Sciences Public Overage Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 2,373,243; sole dispositive power 0; shared dispositive power 2,373,243; aggregate amount beneficially owned 2,373,243 (0.8% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 2,373,243 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- FHMLSP Overage, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 2,373,243; sole dispositive power 0; shared dispositive power 2,373,243; aggregate amount beneficially owned 2,373,243 (0.8% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 2,373,243 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- FHMLSP Overage, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 2,373,243; sole dispositive power 0; shared dispositive power 2,373,243; aggregate amount beneficially owned 2,373,243 (0.8% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 2,373,243 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- Frazier Life Sciences X, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,670,580; sole dispositive power 0; shared dispositive power 1,670,580; aggregate amount beneficially owned 1,670,580 (0.6% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 1,670,580 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- FHMLS X, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,670,580; sole dispositive power 0; shared dispositive power 1,670,580; aggregate amount beneficially owned 1,670,580 (0.6% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 1,670,580 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- FHMLS X, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,670,580; sole dispositive power 0; shared dispositive power 1,670,580; aggregate amount beneficially owned 1,670,580 (0.6% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 1,670,580 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- Frazier Life Sciences XI, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 3,603,027; sole dispositive power 0; shared dispositive power 3,603,027; aggregate amount beneficially owned 3,603,027 (1.3% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 3,603,027 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of by Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- FHMLS XI, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 3,603,027; sole dispositive power 0; shared dispositive power 3,603,027; aggregate amount beneficially owned 3,603,027 (1.3% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 3,603,027 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of by Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- FHMLS XI, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 3,603,027; sole dispositive power 0; shared dispositive power 3,603,027; aggregate amount beneficially owned 3,603,027 (1.3% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 3,603,027 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of by Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- James N. Topper: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 22,575,851; sole dispositive power 0; shared dispositive power 22,575,851; aggregate amount beneficially owned 22,575,851 (8% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 14,929,001 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 2,373,243 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 1,670,580 shares of Common Stock held directly by Frazier Life Sciences X, L.P. and (iv) 3,603,027 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P. FHMLS XI, L.P. is the general partner of by Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- Patrick J. Heron: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 22,575,851; sole dispositive power 0; shared dispositive power 22,575,851; aggregate amount beneficially owned 22,575,851 (8% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 14,929,001 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 2,373,243 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 1,670,580 shares of Common Stock held directly by Frazier Life Sciences X, L.P. and (iv) 3,603,027 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P. FHMLS XI, L.P. is the general partner of by Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- Albert Cha: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 17,302,244; sole dispositive power 0; shared dispositive power 17,302,244; aggregate amount beneficially owned 17,302,244 (6.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 14,929,001 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., and (ii) 2,373,243 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- James Brush: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 17,302,244; sole dispositive power 0; shared dispositive power 17,302,244; aggregate amount beneficially owned 17,302,244 (6.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 14,929,001 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., and (ii) 2,373,243 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.
- Daniel Estes: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 3,603,027; sole dispositive power 0; shared dispositive power 3,603,027; aggregate amount beneficially owned 3,603,027 (1.3% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 3,603,027 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of by Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 283,265,716 shares of Common Stock outstanding on March 13, 2025, as set forth in the Issuer's Annual Report on Form 10-K filed with the SEC on March 20, 2025.

## Item 1. Issuer
Name of issuer: Erasca, Inc.
Address of issuer's principal executive offices: 3115 Merryfield Row, Suite 300, San Diego, CA, 92121.

## Item 2. Person Filing
Name of person filing:
The entities and persons filing this statement (collectively, the "Reporting Persons") are:

Frazier Life Sciences Public Fund, L.P. ("FLSPF")
FHMLSP, L.P. FHMLSP, L.L.C.
Frazier Life Sciences Public Overage Fund, L.P. ("FLSPOF")
FHMLSP Overage, L.P.
FHMLSP Overage, L.L.C.
Frazier Life Sciences X, L.P. ("FLS X")
FHMLS X, L.P.
FHMLS X, L.L.C.
Frazier Life Sciences XI, L.P. ("FLS XI")
FHMLS XI, L.P.
FHMLS XI, L.L.C.
James N. Topper ("Topper")
Patrick J. Heron ("Heron")
Albert Cha ("Cha")
James Brush ("Brush")
Daniel Estes ("Estes" and together with Topper, Heron, Cha and Brush, the "Members")
Address of principal business office or, if none, residence:
The address of the principal place of business for each of the Reporting Persons is:

c/o Frazier Life Sciences Management, L.P.
1001 Page Mill Rd, Building 4, Suite B
Palo Alto, CA 94304
Citizenship:
Entities: FLSPF - Delaware, U.S.A.
FHMLSP, L.P. - Delaware, U.S.A.
FHMLSP, L.L.C. - Delaware, U.S.A.
FLSPOF - Delaware, U.S.A.
FHMLSP Overage, L.P. - Delaware, U.S.A.
FHMLSP Overage, L.L.C. - Delaware, U.S.A.
FLS X - Delaware, U.S.A.
FHMLS X, L.P. - Delaware, U.S.A.
FHMLS X, L.L.C. - Delaware, U.S.A.
FLS XI - Delaware, U.S.A.
FHMLS XI, L.P. - Delaware, U.S.A.
FHMLS XI, L.L.C. - Delaware, U.S.A.

Individuals: Topper - United States Citizen
Heron - United States Citizen
Cha - United States Citizen
Brush - United States Citizen
Estes - United States Citizen

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: The information contained in row 9 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Percent of class: The information contained in row 11 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Sole power to vote or to direct the vote: The information contained in row 5 of each Reporting Person's cover page to this Schedule 13G is incorporated by reference.
Shared power to vote or to direct the vote: The information contained in row 6 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Sole power to dispose or to direct the disposition: The information contained in row 7 of each Reporting Person's cover page to this Schedule 13G is incorporated by reference.
Shared power to dispose or to direct the disposition: The information contained in row 8 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Exhibits
Exhibit 99.1 Joint Filing Agreement.

## Signatures
- Frazier Life Sciences Public Fund, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C., GP of FHMLSP, L.P., GP of Frazier Life Sciences Public Fund, L.P. (05/15/2025)
- FHMLSP, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C., GP of FHMLSP, L.P. (05/15/2025)
- FHMLSP, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C. (05/15/2025)
- Frazier Life Sciences Public Overage Fund, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C., GP of FHMLSP Overage, L.P., GP of Frazier Life Sciences Public Overage Fund, L.P. (05/15/2025)
- FHMLSP Overage, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C., GP of FHMLSP Overage, L.P. (05/15/2025)
- FHMLSP Overage, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C. (05/15/2025)
- Frazier Life Sciences X, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C., GP of FHMLS X, L.P., GP of Frazier Life Sciences X, L.P. (05/15/2025)
- FHMLS X, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C., GP of FHMLS X, L.P. (05/15/2025)
- FHMLS X, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C. (05/15/2025)
- Frazier Life Sciences XI, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C., GP of FHMLS XI, L.P., GP of Frazier Life Sciences XI, L.P. (05/15/2025)
- FHMLS XI, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C., GP of FHMLS XI, L.P. (05/15/2025)
- FHMLS XI, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C. (05/15/2025)
- James N. Topper: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for James N. Topper, pursuant to a Power of Attorney, a copy of which was filed with the SEC on July 31, 2017 (05/15/2025)
- Patrick J. Heron: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Patrick J. Heron, pursuant to a Power of Attorney, a copy of which was filed with the SEC on July 31, 2017 (05/15/2025)
- Albert Cha: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Albert Cha, pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021 (05/15/2025)
- James Brush: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for James Brush, pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021 (05/15/2025)
- Daniel Estes: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Daniel Estes, pursuant to a Power of Attorney, a copy of which was filed with the SEC on April 18, 2022 (05/15/2025)